For Immediate Release
March 15, 2010

Jacksonville, Illinois

Contact:          Richard A. Foss           Diana S. Tone
                  President and CEO         Chief Financial Officer
                  (217) 245-4111            (217) 245-4111


                 JACKSONVILLE BANCORP, INC. ANNOUNCES FILING OF
                             REGISTRATION STATEMENT

Jacksonville Bancorp, Inc. (NASDAQ: JXSB), the holding company of Jacksonville Savings Bank, located in Jacksonville, Illinois, announced that Jacksonville Bancorp, Inc., a new Maryland corporation ("Jacksonville Bancorp-Maryland"), filed a registration statement on March 12, 2010 with the Securities and Exchange Commission in connection with the previously announced mutual-to-stock conversion of Jacksonville Bancorp, MHC.

In connection with the conversion, Jacksonville Bancorp-Maryland expects to offer for sale between 998,750 and 1,351,250 shares of common stock (subject to a 15% increase to 1,553,938 shares) at a purchase price of $10.00 per share. The shares to be offered for sale represent the 54.1% of the outstanding shares of common stock of Jacksonville Bancorp, Inc. currently owned by Jacksonville Bancorp, MHC. In addition, at the conclusion of the conversion, the existing shares of common stock held by the public stockholders of Jacksonville Bancorp, Inc. will be exchanged for new shares of common stock of Jacksonville Bancorp-Maryland at an exchange ratio estimated to be between 0.9615 and 1.3009 (subject to a 15% increase to 1.4960).

The expected number of shares to be sold in the offering and issued to public stockholders as exchange shares is based on an independent appraisal of the market value of Jacksonville Bancorp-Maryland. The offering and exchange ratio ranges may change as a result of regulatory review or due to updates to the independent appraisal, reflecting, among other things, changes in market conditions before or during the offering. After the completion of the conversion and offering, Jacksonville Bancorp-Maryland will own all of the outstanding common stock of Jacksonville Savings Bank. As a result, Jacksonville Bancorp, MHC and Jacksonville Bancorp, Inc. will cease to exist. The common stock of Jacksonville Bancorp-Maryland is expected to trade on the NASDAQ Capital Market. The conversion is subject to the approval of the Office of Thrift Supervision and the required affirmative vote of members of Jacksonville Bancorp, MHC (depositors of Jacksonville Savings Bank) and stockholders of Jacksonville Bancorp, Inc.

Jacksonville Bancorp-Maryland will offer shares of common stock at a purchase price of $10.00 per share first in a subscription offering. The subscription offering will have the following descending order of purchase priority:

         (1) Depositors with accounts at Jacksonville Savings Bank with aggregate balances of at least $50.00 as of the close of business on December 31, 2008;

         (2) Jacksonville Savings Bank's tax qualified benefit plans, including its employee stock ownership plan and 401(k) plan;

Jacksonville Bancorp, Inc. Files Registration Statement
Page 2
March 15, 2010


         (3) Depositors with accounts at Jacksonville Savings Bank with aggregate balances of at least $50.00 as of the close of business on March 31, 2010; and

         (4) Depositors who had accounts at Jacksonville Savings Bank as of the close of business on the voting record date of the special meeting of members of Jacksonville Bancorp, MHC.

Shares of common stock not purchased in the subscription offering may be offered for sale to the general public in a "community offering," with a preference given first to natural persons residing in the Illinois counties of, Cass, Greene, Macoupin, Montgomery, Morgan, Pike, Sangamon and Scott, and then to public stockholders of Jacksonville Bancorp, Inc. Jacksonville Bancorp-Maryland also may offer shares not subscribed for in the subscription or community offerings in a syndicated community offering through a syndicate of selected dealers.

Keefe, Bruyette & Woods, Inc. ("KBW") is serving as financial advisor to Jacksonville Bancorp, Inc. and Jacksonville Bancorp-Maryland in connection with the transaction. KBW will act as selling agent in connection with the offering on a "best efforts" basis. In the event of a syndicated community offering, KBW will serve as sole book running manager. Luse Gorman Pomerenk & Schick, P.C. is serving as legal counsel to Jacksonville Bancorp, Inc. and Jacksonville Bancorp-Maryland.

Jacksonville  Savings  Bank  is  headquartered  in  Jacksonville,  Illinois  and
operates  through  seven  banking  offices  located  in  Jacksonville,   Virden,
Litchfield, Chapin, and Concord, Illinois.

This press release contains certain forward-looking statements about the conversion and reorganization. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as "believe," "expect," "anticipate," "estimate," and "intend" or future or conditional verbs such as "will," "would," "should," "could," or "may." Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include delays in consummation of the Plan of Conversion and Reorganization, difficulties in selling the conversion stock or in selling the conversion stock within the expected time frame, increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which Jacksonville Bancorp, Inc. and its subsidiaries are engaged.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy shares of common stock nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. The securities are not savings accounts or savings deposits, may lose value and are not insured by the Federal Deposit Insurance Corporation or any government agency.